Exhibit 2.1

AMENDMENT TO STOCK PURCHASE AGREEMENT

This AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”), dated as of August 3, 2021, is entered into by and among Compass Group Diversified Holdings LLC, a Delaware limited liability company (“Sellers Representative”), and Independence Buyer, Inc., a Delaware corporation (the “Buyer”). Buyer and Sellers Representative are each referred to herein as a “Party” and collectively as the “Parties”. Unless otherwise defined herein, all defined terms used in this Amendment shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, Buyer, Sellers Representative, Liberty Safe Holding Corporation, a Delaware corporation, and the Sellers parties thereto entered into that certain Stock Purchase Agreement, dated as of July 16, 2021 (the “Purchase Agreement”);

WHEREAS, Section 11.9 of the Purchase Agreement provides that the Purchase Agreement may be amended, subject to certain limitations, only in a writing signed by Sellers Representative and the Buyer; and

WHEREAS, the Parties desire to enter into this Amendment to amend certain provisions of the Purchase Agreement, as more fully set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.Amendment.

a.The definition of “Initial Purchase Price” is amended and restated in its entirety as follows:

“Initial Purchase Price” means $147,500,000 plus (i) the sum of (A) the Estimated Cash and (B) the Closing Date Working Capital Adjustment Amount (if positive), minus (ii) the sum of (A) the absolute value of the Closing Date Working Capital Adjustment Amount (if negative), (B) the Estimated Company Debt, (C) the Estimated Selling Expenses, (D) the Adjustment Escrow Amount, (E) the Reserve Amount and (F) the Aggregate Rollover Value.

b.Section 2.1 of the Purchase Agreement is amended and restated in its entirety as follows:

Purchase and Sale of the Shares. Upon the terms and subject to the conditions set, forth in this Agreement, at the Closing, the Stockholders agree to sell, transfer and deliver to the Buyer the Shares (other than the Rollover Shares), free and clear of all Liens (other than Liens that relate to the transferability of securities under any applicable securities Laws), and the Buyer agrees to purchase and accept the Shares (other than the Rollover Shares) from the Stockholders for the consideration described in Section 2.2. The treatment of the Options shall be governed by Section 2.3(f).

c.Section 2.2(a) of the Purchase Agreement is amended and restated in its entirety as follows:

subject to the adjustment provisions set forth in Section 2.3, in full consideration for the transfer of the Shares (other than the Rollover Shares), pay (or cause to be paid to) each Stockholder, by wire transfer of immediately available funds to the account or accounts designated in writing by the Sellers Representative to the Buyer at least two (2) Business Days prior to the Closing Date, such Stockholder's Allocable Portion of the Distribution Amount.

d.Section 3.1(b)(i) of the Purchase Agreement is amended and restated in its entirety as follows:

stock certificates (or affidavits of loss in customary form) representing all Shares (other than the Rollover Shares), endorsed in blank or accompanied by duly executed assignment documents executed by the applicable Seller;

e.The following paragraph is added as a new Section 2.4:

Section 2.04. Rollover Shares. Prior to the Closing, the Stockholders (the “Rollover Stockholders”) set forth on Exhibit C have entered have entered into contribution and exchange agreements with Buyer’s indirect parent entities (the “Rollover Agreements”), pursuant to which such Rollover Stockholders will contribute the number of shares set forth opposite such Rollover Stockholder’s name on Exhibit C (such Shares, the “Rollover Shares”) to Buyer’s parent entities in exchange for equity securities of such parent entities as provided therein (the “Rollover”). Exhibit C also sets forth the value for each Rollover Stockholder’s Rollover Shares (the “Rollover Value”) and the aggregate Rollover Value for all Rollover Stockholders (such aggregate amount, the “Aggregate Rollover Value”).

f.Section 5.2(a) of the Purchase Agreement is amended and restated in its entirety as follows:

The authorized capital stock of the Company consists of (i) 1,500,000 shares of common stock, par value $0.001 per share, of which 631,040.25 shares are issued and outstanding as of the date hereof. As of the date hereof, the Company has granted or issued and has outstanding Options under the Stock Plan relating to 37,961 shares of common stock, par value $0.001, of the Company, and Options relating to up to 5,016 shares of common stock, par value $0.001, of the Company remain available for grant under the Stock Plan. All Options shall become vested and exercisable as of the Closing. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and, prior to the Rollover, are held of record by the respective Sellers as set forth in Section 5.2(a) of the Disclosure Schedule. Except as set forth in Section 5.2(a) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or any other Equity Interests of the Company. Except as set forth in Section 5.2(a) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. Immediately prior to the Closing and the Rollover, the Shares held by Sellers will constitute all of the issued and outstanding Equity Interests of the Company. Except for the Stockholders' Agreement and as set forth in Section 5.2(a) of the Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its equity. None of the Acquired Companies has violated, in any material respect, any applicable Laws, including any federal or state securities laws, or any preemptive or other similar rights of any Person in connection with the issuance, repurchase or redemption of any of its Equity Interests or other securities.

g.References in the Purchase Agreement to Section 2.2(e) shall be amended and restated to refer to Section 2.3(e).

h.Annex I attached hereto is added as “Exhibit C” to the Purchase Agreement.

i.Schedule II to the Purchase Agreement is hereby amended and restated in its entirety as set forth on Annex II attached hereto.

j.Section 7.7(c) of the Purchase Agreement is amended and restated in its entirety as follows:

Within two (2) Business Days following the Closing, the Buyer shall, and shall cause the Company and the Company Subsidiaries to, obtain, maintain and fully pay for an irrevocable "tail" officers' and directors' liability insurance policy naming the Indemnitees as direct beneficiaries with a claims period of at least six (6) years from the Closing Date in respect of acts or omissions occurring on or prior to the Closing Date (such policy, the "D&O Tail Policy"), and such D&O Tail Policy must contain terms with respect to coverage and be in an amount not less favorable than the officers' and directors' liability insurance policy maintained by the Company and the Company Subsidiaries in existence on the Effective Date.

2.Ratification of the Purchase Agreement. Except as otherwise expressly provided herein, all of the terms and conditions of the Purchase Agreement are ratified and shall remain unchanged and continue in full force and effect. From and after the due execution and delivery of this Amendment by the Parties, references in the Purchase Agreement and the Ancillary Agreements to “this Agreement”, “the Agreement” and terms of similar import shall be deemed to refer to the Purchase Agreement as amended hereby.
3.Amendment. This Amendment may be amended or modified only by an instrument in writing duly executed by the Sellers Representative (on behalf of the Sellers) and the Buyer.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment, or have caused this Amendment to be executed, as on the day and year first above written.

BUYER:	INDEPENDENCE BUYER, INC.

By: /s/ Justin Hillenbrand
Name: Justin Hillenbrand
Title: President

SELLERS REPRESENTATIVE:	COMPASS GROUP DIVERSIFIED HOLDINGS LLC

By: /s/ Ryan J. Faulkingham
Name: Ryan J. Faulkingham
Title: Chief Financial Officer